Exhibit 4.2

CHASE ISSUANCE TRUST,

Issuing Entity

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Indenture Trustee

AMENDMENT TO THE

THIRD AMENDED AND RESTATED

INDENTURE

Dated as of July 9, 2013

This AMENDMENT TO THE THIRD AMENDED AND RESTATED INDENTURE (this “Amendment”) between, CHASE ISSUANCE TRUST, a statutory business trust created under the laws of the State of Delaware (the “Issuing Entity”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of July 9, 2013.

RECITALS

WHEREAS, the parties hereto have heretofore executed and delivered an Indenture, dated as of May 1, 2002 (as amended, supplemented or otherwise modified, the “Original Indenture”);

WHEREAS, the parties hereto have heretofore executed and delivered an Amended and Restated Indenture, dated as of October 15, 2004, as amended by the Amendment thereto, dated as of February 1, 2006 (as amended, supplemented or otherwise modified, the “Amended and Restated Indenture”);

WHEREAS, the parties hereto have heretofore executed and delivered a Second Amended and Restated Indenture, dated as of March 14, 2006 (as amended, supplemented or otherwise modified, the “Second Amended and Restated Indenture”)

WHEREAS, the parties hereto have heretofore executed and delivered a Third Amended and Restated Indenture, dated as of December 19, 2007 (as amended, supplemented or otherwise modified, the “Third Amended and Restated Indenture”);

WHEREAS, the parties hereto desire to amend the Third Amended and Restated Indenture as set forth below;

WHEREAS, Section 9.01 of the Third Amended and Restated Indenture provides that the Third Amended and Restated Indenture may be amended upon delivery of an Issuing Entity Tax Opinion for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Third Amended and Restated Indenture; provided, that (i) the Issuing Entity shall deliver to the Indenture Trustee, the Collateral Agent and the Owner Trustee an Officer’s Certificate to the effect that the Issuing Entity reasonably believes that such amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future and that such amendment does not adversely affect the rights, duties, benefits, protections, privileges or immunities of the Indenture Trustee or the applicable Collateral Agent and (ii) each Note Rating Agency confirms in writing that such amendment will not cause a Ratings Effect;

WHEREAS, (i) an Issuing Entity Tax Opinion has been delivered, (ii) the Issuing Entity has delivered to the Indenture Trustee, the Collateral Agent and the Owner Trustee an Officer’s Certificate to the effect that the Issuing Entity reasonably believes that this Amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future and that this Amendment does not adversely affect the rights, duties, benefits, protections, privileges or immunities of the Indenture Trustee or the applicable Collateral Agent and (iii) each Note Rating Agency has confirmed in writing that such amendment will not cause a Ratings Effect; and

WHEREAS, based on the foregoing, all conditions precedent to the Amendment of the Third Amended and Restated Indenture have been complied with;

NOW, THEREFORE, the parties hereto hereby are executing and delivering this Amendment in order to amend the Third Amended and Restated Indenture in the manner set forth below.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Third Amended and Restated Indenture.

1.        Amendment to Subsection 13.04(a)(i). Subsection 13.04(a)(i) of the Third Amended and Restated Indenture shall be amended by adding the following language to the end of the subsection 13.04(a)(i) after the clause “as may be amended from time to time by the parties hereto”:

“; provided, that the requirement of Section 9.01 that each Note Rating Agency confirms in writing that an amendment will not cause a Ratings Effect shall not apply to such an amendment of Exhibit D.”

2.        Amendment to Exhibit D. The Third Amended and Restated Indenture shall be amended by deleting in its entirety the existing Exhibit D and replacing it with the new Exhibit D set forth in Schedule 1 hereto.

3.        No Waiver. The execution and delivery of this Amendment shall not constitute a waiver of a past default under the Third Amended and Restated Indenture or impair any right consequent thereon.

4.        Third Amended and Restated Indenture in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Third Amended and Restated Indenture shall remain in full force and effect. All references to the Third Amended and Restated Indenture in any other document or instrument shall be deemed to mean the Third Amended and Restated Indenture as amended by this Amendment. This Amendment shall not constitute a novation of the Third Amended and Restated Indenture, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Third Amended and Restated Indenture to which they are parties thereto, as amended by this Amendment, as though the terms and obligations of the Third Amended and Restated Indenture were set forth herein.

5.        Effect of Headings and Table of Contents. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

6.        Separability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby.

7.        Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.

8.        GOVERNING LAW. THIS AMENDMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

9.        Effective Date. This Amendment shall become effective as of the day and year first above written.

IN WITNESS WHEREOF, the Issuing Entity and the Indenture Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

CHASE ISSUANCE TRUST

By:	CHASE BANK USA, NATIONAL ASSOCIATION, as Beneficiary and not in its individual capacity

By:	/s/ David A. Penkrot
Name: David A. Penkrot
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee and not in its individual capacity

By:	/s/ Cheryl C. Zimmerman
Name: Cheryl C. Zimmerman
Title: Vice President

Acknowledged and Accepted:

CHASE BANK USA, NATIONAL ASSOCIATION, as Servicer

By:	/s/ David A. Penkrot
Name: David A. Penkrot
Title: Senior Vice President

AMENDMENT TO THIRD A&R INDENTURE

Schedule 1

Exhibit D

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Indenture Trustee shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	✓
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

✓
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	✓
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

✓
1122(d)(2)(v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

✓
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

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Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
Investor Remittances and Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	✓
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	✓
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	✓

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	✓ [1]
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The Servicer’s records regarding the accounts agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)

Changes with respect to the terms or status of an obligor’s account (e.g., loan modifications or re-aging) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period an account is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for accounts with variable rates are computed based on the related account documents.

[1]	With regard to the First USA Credit Card Master Trust collateral certificate.

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Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	*

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

Date:

By:
Name:
Title:

*  If there are any external enhancement or other support identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, Item 1122(d)(4)(xv) would be included in the Applicable Servicing Criteria for the Servicer.

D-3